Exhibit 10.1

Corporate Office
P.O. Box 340
1133 Rt. 55
Lagrangeville, NY 12540
TEL 845-454-3703
Fax 845-454-0075

October 1, 2012

Scott Landry

1175 Willow Bend Cove

Colliersville, Tennessee 38017

Dear Scott:

Command Security Corporation (the “Company”) is pleased to offer you full-time employment as Vice President of Operations, commencing on or before October 15, 2012 (“Employment Date”), on the following terms and conditions. Our offer is contingent upon satisfactory results from all Company pre-employment background checks. Your offer is contingent upon your representation to the Company that you are not bound by any type of agreement that would restrict your ability to work for the Company as Vice President of Operations, and that you have not misappropriated any of your previous employer’s confidential business information for the benefit of the Company.

Compensation from Employment Position:

You will serve as Vice President of Operations, reporting to the Chief Executive Officer (“CEO”). Your duties and responsibilities as Vice President of Operations include, but are not limited to, assisting in the management of operations and implementation of policies and procedures, and setting goals, monitoring work, and evaluating results to ensure that departmental and organizational objectives and operating requirements are being met.

Base Salary:

Your base salary is $175,000, annualized, paid in accordance with the Company’s payroll practices.

Exhibit 10.1

Discretionary Performance Bonus:

You will be eligible to receive a discretionary performance bonus up to thirty percent (30%) of your base salary. Cash portions of your bonus, if any, will be paid to you when approved by the Board of Directors if you are actively employed by the Company at the time such bonuses are due to be paid. The Company reserves all rights in determining bonuses, including whether a bonus is to be paid. If applicable, the discretionary performance bonus for Fiscal Year 2013 will be prorated to reflect the actual period of your employment with the Company during Fiscal Year 2013.

Stock Options:

If and when it becomes available, you will be granted a tiered package of stock options with a target of twenty-five percent of your base salary.

Relocation:

The Company agrees, upon submission of appropriate documentation, to reimburse or pay an amount not to exceed $50,000 for expenses incurred in moving your household goods, brokers fees paid in connection with the sale of your principle residence, and similar expenses directly related to your relocation in connection with accepting employment with the Company. If you resign within one year of this Agreement, you agree to reimburse the Company for all relocation expenses paid to you under this provision.

Withholding Taxes:

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

No Fixed Term:

Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Termination:

If the Company terminates you without cause, upon execution of a general release in the form and substance acceptable to the Company, you shall receive a severance payment of twelve (12) months pay. Additionally, if the Company terminates you without cause, all outstanding stock options, restricted stock and other equity-based awards granted to you but which have not vested as of the date of termination shall become fully vested, and all options not yet exercisable shall become exercisable.

In the event that there is change of control, whereby fifty-one percent (51%) or more of the Company is acquired by another party, you will be entitled to participate in any change in control benefits that are available to executive Company management in accordance with the same terms that apply to any single, group of and/or all Company executive managers.

Exhibit 10.1

Insurance and Benefits:

You will be entitled to participate in the Company sponsored benefit plans according to the terms and conditions of each plan or program.

You will also be subject to the terms of the Company’s Employee Manual.

Non-Competition Agreement Company’s Employee Manual:

Last, as a condition of employment, you will be required to enter into the enclosed post employment restrictive covenant.

This employment offer will remain available until October 1, 2012, so kindly sign and return a copy of this letter accepting the terms no later than that date.

We look forward to having you on our senior leadership team.

Sincerely,

Command Security Corporation

/s/ Craig P. Coy

Craig P. Coy

Chief Executive Officer

I have read and accept the terms in this employment offer:

/s/ Scott Landry______________________

Signature of Scott Landry

Dated: October 1, 2012________________